[LETTERHEAD OF TURNER & ROULSTONE]

24 May 2007

Ref: AC/jsj/0294-0005

Direct Dial: 345-814-0706

Email: ac@tandr.ky

Greenlight Capital Re, Ltd.

802 West Bay Road

The Grand Pavilion

P O Box 31110

Grand Cayman KY1-1205

Cayman Islands

Dear Sirs,

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of an initial public offering of 10,250,000 Class A Ordinary Shares of par value US$0.10 each (the “Shares”) (or 11,787,500 if the underwriters exercise their option to purchase additional Class A Ordinary Shares) of Greenlight Capital Re, Ltd. (the “Company”) under the United States Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 initially filed with the Securities and Exchange Commission on 16 January 2007 (as amended through the date hereof, the “Registration Statement”).

For the purposes of giving this opinion, we have examined the following documents:

(i)

the Certificate of Incorporation of the Company dated 13 July 2004 (the “Certificate of Incorporation”);

(ii)

the Amended and Restated Memorandum and Articles of Association of the Company adopted by Special Resolution passed on 14 February 2007 (the “Memorandum & Articles of Association”);

(iii)

a Certificate of Good Standing dated 23 May 2007 issued by the Registrar of Companies;

(iv)

Minutes of Meeting of the Directors of the Company dated 8 January 2007 (the “Minutes”);

(v)

the statutory registers of the Company maintained at its registered office in the Cayman Islands;

(vi)

correspondence on behalf of the Company with the Cayman Islands Monetary Authority (“CIMA”) whereby CIMA granted certain permissions relating to, inter alia, the issue and subsequent transfer of the Shares;

(vii)

the Registration Statement;

Turner & Roulstone

24 May 2007

(viii)

a draft Underwriting Agreement to be entered in to between the Company and Lehman Brothers Inc. and UBS Securities LLC as representatives of the several underwriters to be named in Schedule A thereto (the “Underwriting Agreement”); and

(ix)

such other documents as we have deemed necessary to render the opinions set forth below.

We have assumed:

(a)

that the copies of the statutory registers of the Company provided to us by the Registered Office on 9 May 2007 reflect all matters required by law and the Memorandum and Articles of Association to be recorded therein;

(b)

the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

(c)

the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals from which such copies were made;

(d)

that the Company will receive money or money’s worth for each Share when issued of not less than the par value thereof;

(e)

at the time of issue of the Shares CIMA will not have revoked or amended its consent to the issue of the Shares;

(f)

the meetings of the Directors of the Company to which the Minutes relate were duly convened and held and that the resolutions of the Directors detailed in the Minutes remain in full force and effect and have not been rescinded or amended;

(g)

the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(h)

the choice of New York law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

(i)

the power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Underwriting Agreement;

(j)

that all preconditions to the obligations of the parties to the Underwriting Agreement will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the said Underwriting Agreement; and

(k)

that there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth below.

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

Turner & Roulstone

24 May 2007

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

Based on and subject to the foregoing and having regard to such legal considerations as we deem relevant, we are of the opinion that under, and subject to, the laws of the Cayman Islands:

1.

The Company is an exempted limited company duly incorporated, validly existing and in good standing (meaning solely that it has not failed to make any filing with, or pay any fee to, the Registrar of Companies of the Cayman Islands which would make it liable to be struck from the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.

The issue of the Shares has been duly authorised on behalf of the Company, and on the issue, delivery and payment therefore in the manner contemplated by the Registration Statement and the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

This opinion is given solely for your benefit in relation to the transactions contemplated by the Registration Statement and this transaction and may not be relied upon by any other person without our prior written consent.  We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the Securities Act.

Yours faithfully

TURNER & ROULSTONE